UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2011

ENDOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Studebaker, Irvine, CA		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 595-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 19, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Endologix, Inc. (the “Company”) adopted a cash bonus plan (the “Bonus Plan”) pursuant to which participating executive officers of the Company will be eligible to earn cash bonus compensation based on achievement of certain Company objectives in 2011. The terms of the Bonus Plan are not contained in a formal written document. The material terms of the Bonus Plan are as follows:

Under the Bonus Plan, the Company’s executive officers shall be entitled to earn cash bonus compensation based upon the achievement of certain specified performance goals and objectives relating to the Company. Each executive officer of the Company will be eligible to receive a target bonus calculated by multiplying such executive officer’s annual base salary by a percentage value assigned to such participant (the “Target Bonus”). The Target Bonus of John McDermott, the Company’s President and Chief Executive Officer, is 60% of his annual base salary. The Target Bonus of Robert Mitchell, the Company’s President, Global Strategic Initiatives, is 45% of his annual base salary. The Target Bonuses of Todd Abraham, the Company’s Vice President, Operations, Janet Fauls, the Company’s Vice President, Regulatory and Clinical Affairs, Robert Krist, the Company’s Chief Financial Officer and Secretary, Stefan Schreck, the Company’s Vice President, Technology, Gary Sorsher, the Company’s Vice President, Quality and Martin Tyler, the Company’s Vice President, Global Marketing, are 35% of their respective annual base salaries. The Target Bonus of Joseph A. DeJohn, the Company’s Vice President, Sales, is 35% of his annual base salary, in addition to a quarterly sales plan achievement bonus.

The determination of the bonus amount for Ms. Fauls and Messrs. McDermott, Krist, Abraham, Schreck, Sorsher and Tyler will be based on achievement of the following objectives:

Financial Objectives	Weighting
Achievement of a certain revenue target	50%
Achievement of a certain earnings per share target	15%

Non-Financial Objectives	Weighting
Enrollment of a certain number of patients in the European registry for the Nellix product
Completion of enrollment in a clinical trial for a Company product
Initiation of enrollment in the investigational device exemption approval process for a Company product
Submission of premarket approval supplement for percutaneous endovascular aneurysm repair, or PEVAR
Submission of the Nellix product design dossier for regulatory approval
Submission of the Nellix product investigational device exemption
Total	35%

The determination of the bonus amount for Mr. DeJohn is 65% based on achievement of a certain revenue target, 20% based on achievement of a certain earnings per share target and 15% based on completion of enrollment in the PEVAR clinical trial by a certain date. The determination of the bonus amount for Mr. Mitchell is 35% based on achievement of a certain revenue target, 15% based on achievement of a certain earnings per share target, 30% based on enrollment of a certain number of patients in the European registry for the second generation Nellix product and 20% based on the achievement of certain sales and marketing headcount objectives.

Following the end of the fiscal year, the Committee evaluates the achievement of the foregoing performance objectives. Based on achievement of these objectives, the Committee will approve the amount of the total funding of the Bonus Plan. With respect to the financial objectives, achievement will be measured based on a percentage of the target amount, subject to minimum achievement thresholds, with achievement of the target resulting in 100% satisfaction of such performance objective. With respect to the first financial performance objective, the Company may achieve up to 200% of the objective depending upon revenue for the year ending December 31, 2011. Similarly, with respect to the second financial performance objective, the Company may achieve up to 200% of the objective depending upon the earnings per share for the year ending December 31, 2011. With respect to the non-financial objectives, the Company may achieve up to 200% of the objective depending upon how many of the non-financial objectives the Company meets. The Bonus Plan may be amended or modified by the Compensation Committee at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: June 9, 2011	/s/ Robert J. Krist
Robert J. Krist
Chief Financial Officer